EXHIBIT 99.2

EPL                         News Release      Energy Partners, Ltd.
Energy Partners, Ltd.                         201 St. Charles Avenue, Suite 3400
                                              New Orleans, Louisiana 70170
                                              (504) 569-1875


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For Immediate Release To:                         For Information Contact:
Analysts, Financial Community, Media              Al Petrie  (504) 799-1953
                                                  alpetrie@eplweb.com

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                 EPL Increases 2003 Capital Spending Program and
                      Names Two New Senior Vice Presidents

New Orleans, Louisiana, July 17, 2003...Energy Partners, Ltd. ("EPL") (NYSE:EPL) announced today that its Board of Directors has approved a 22% increase in its 2003 exploration and development program from $90 million to $110 million. The Board also named William Flores, Jr. as Senior Vice President - Drilling and T. Rodney Dykes as Senior Vice President - Production.

Budget Increase
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The increase in the budget will be allocated primarily to additional exploratory drilling as well as the development of recent exploratory successes. Of the $110 million program, approximately $37.1 million is allocated to exploration, $41.3 million to platform and facilities fabrication and installation, $23.0 million to development drilling, $4.6 million in lease bonuses and $4.0 million for geological and geophysical costs including seismic data. The drilling component of the budget continues to include a mixture of low risk development and exploitation wells, and higher risk, higher potential exploratory projects. EPL expects to invest approximately 65% of its budget in low risk exploitation and development activities, 25% in moderate risk exploration and 10% in higher potential, higher risk drilling. The Company said that it expects to fully fund its expanded capital budget with internally generated cash flow. While the Company continues to pursue acquisitions of targeted properties in its Gulf of Mexico Shelf focus area, it does not establish a budget for such acquisitions.

Richard A. Bachmann, EPL's Founder, Chairman, President and Chief Executive Officer commented, "So far this year, we have initiated production from nine new wells and have achieved discoveries on six of our first seven exploratory wells. The increase in our production volumes this year together with strong energy prices is creating significantly higher cash flows, allowing us to increase our capital spending plans. We have continued to build our inventory of drillable projects. This expansion of our budget will enable us to drill as many as four to five more of these projects as well as to move forward on development of our recent successes. Even with this expanded budget, we anticipate that at current price levels we will generate additional cash flow that will be available to fund acquisitions or for other purposes."

Management Appointments
-----------------------

The Board named William Flores, Jr. and T. Rodney Dykes as senior vice presidents of the Company. They will report directly to Richard Bachmann. Mr. Flores will oversee all drilling and completion activities while Mr. Dykes will oversee all production operations.


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Mr. Flores is a Petroleum Engineer and has over 22 years of petroleum engineering, drilling and operational experience in the exploration and production sector of the energy industry. Immediately prior to joining EPL, he was Senior Vice President of Drilling with Ocean Energy, Inc. Mr. Flores will begin employment in early August.

Mr. Dykes is a Petroleum Engineer and has over 25 years of industry experience in operational and management positions. He joined EPL in August 2001 as Vice President of Operations. Immediately prior to joining the Company, Mr. Dykes was Vice President of Operations and Business Development at CMS Oil and Gas Company.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.



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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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